Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Neurotrope, Inc. on Form S-1 of our report dated April 15, 2014, with respect to our audits of the consolidated financial statements of Neurotrope, Inc., as of December 31, 2013 and 2012, and for the period from October 31, 2012 (inception) through December 31, 2013, which report appears in the prospectus that is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Friedman LLP

East Hanover, NJ

December 1, 2014